Exhibit 2.2

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

PLAN OF ARRANGEMENT

UNDER THE PROVISIONS OF Section 192

OF THE CANADA BUSINESS CORPORATIONS ACT

Article 1

INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Business Combination Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

(a)	“Agent” has the meaning set forth in the Exchangeable Share Provisions.

(b)	“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement.

(c)	“Arrangement Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

(d)	“Arrangement Effective Time” means 12:01 a.m. (Toronto time) on the Arrangement Effective Date, or such other time on the Arrangement Effective Date as the Parties may agree to in writing before the Arrangement Effective Date.

(e)	“Arrangement Resolution” means the special resolution of the holders of Company Common Shares in respect of the Arrangement to be considered at the Company Shareholders Meeting.

(f)	“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Parties, each acting reasonably.

(g)	“Business Combination Agreement” means the business combination agreement made as of March 13, 2026, between the Parties (including the Exhibits thereto), as it may be amended, modified or supplemented from time to time in accordance with its terms.

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(h)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario, are authorized or required by Law to close.

(i)	“CallCo” means GNQ Call Inc., a corporation formed under the laws of the Province of Ontario and a direct subsidiary of SPAC.

(j)	“CallCo Common Shares” means the common shares in the capital of CallCo, without par value.

(k)	“Canadian Tax Election” has the meaning specified in Section 3.3(a).

(l)	“CBCA” means the Canada Business Corporations Act, as amended.

(m)	“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

(n)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(o)	“Company” means GNQ Insilico Inc., a corporation incorporated under the CBCA.

(p)	“Company Common Shares” means the common shares in the capital of the Company, without par value.

(q)	“Company Convertible Notes” has the meaning set forth in the Business Combination Agreement.

(r)	“Company Exchange Ratio” means the quotient obtained by dividing 50,000,000 by the Fully-Diluted Company Common Shares.

(s)	“Company Incentive Plan” means the 2025 Equity Incentive Plan of the Company, as approved by the Board of Directors of the Company on January 1, 2025, as further amended and/or restated from time to time.

(t)	“Company Information Circular” has the meaning set forth in the Business Combination Agreement.

(u)	“Company Optionholder” means a holder of one or more Company Options.

(v)	“Company Options” means any outstanding options granted under the Company Incentive Plan to purchase Company Common Shares.

(w)	“Company Shareholder” means a holder of one or more Company Common Shares.

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(x)	“Company Warrant” has the meaning set forth in the Business Combination Agreement.

(y)	“Company Warrantholder” means the holder of the Company Warrant.

(z)	“Court” means the Ontario Superior Court of Justice (Commercial List).

(aa)	“CRA” means the Canada Revenue Agency.

(bb)	“Director” means the Director appointed pursuant to Section 260 of the CBCA.

(cc)	“Dissent Rights” has the meaning specified in Section 4.1.

(dd)	“Dissenting Shareholder” means a registered holder of Company Common Shares who has duly exercised its Dissent Rights and has not withdrawn such exercise of Dissent Rights prior to the Arrangement Effective Time, but only in respect of Dissenting Shares held by such holder.

(ee)	“Dissenting Shares” means Company Common Shares that are outstanding immediately prior to the Arrangement Effective Time that are held by a Dissenting Shareholder and in respect of which Dissent Rights have been and remain validly exercised at the Arrangement Effective Time.

(ff)	“DRS Advice” means a direct registration statement representing ownership of shares.

(gg)	“Elected Share” means a share of Company Common Shares in respect of which an Eligible Canadian Shareholder has duly made a valid Exchangeable Share Election in accordance with Section 3.2 and the Letter of Transmittal.

(hh)	“Election Deadline” means 9:00 a.m. (Toronto time) on the date of the Company Shareholders Meeting.

(ii)	“Eligible Canadian Shareholder” means a Company Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is (i) a resident of Canada for purposes of the Tax Act and (ii) not exempt from tax under Part I of the Tax Act.

(jj)	“Exchange Agent” means such Person as may be appointed by the SPAC (and reasonably acceptable to the Company) to act as the depositary and exchange agent under the Arrangement.

(kk)	“Exchange Agreement” means the voting and exchange agency agreement to be entered into among SPAC, ExchangeCo and the Agent in connection with this Plan of Arrangement, substantially in the form set out in Appendix III of this Plan of Arrangement.

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(ll)	“Exchangeable Per Share Consideration” means, with respect to each Elected Share, that number of fully paid Exchangeable Shares equal to the Company Exchange Ratio, subject to adjustment as provided for in Section 5.5.

(mm)	“Exchangeable Share Election” has the meaning specified in Section 3.2(a).

(nn)	“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which shall be in substantially the form set out in Appendix I to this Plan of Arrangement.

(oo)	“Exchangeable Shares” means the exchangeable shares of ExchangeCo, exchangeable for SPAC Class A Common Stock pursuant to the terms of the Exchange Agreement, the Exchangeable Share Provisions, the ExchangeCo Governing Documents and the New SPAC Governing Documents.

(pp)	“ExchangeCo” means GNQ Exchange Inc., a corporation formed by SPAC under the laws of the Province of Ontario and a direct subsidiary of CallCo.

(qq)	“ExchangeCo Common Shares” means the common shares in the capital of ExchangeCo.

(rr)	“Final Order” means the final order of the Court approving the Arrangement under section 192 of the CBCA.

(ss)	“Fully-Diluted Company Common Shares” means the total number of Company Common Shares outstanding immediately prior to the Arrangement Effective Time (including Company Common Shares issued upon conversion of Company Convertible Notes), plus (a) the Company Common Shares issuable upon exercise of the Company Warrants on a cashless basis under Section 2.10(e) of the Business Combination Agreement, and (b) the Company Common Shares issuable upon exercise of vested Company Options outstanding immediately prior to the Arrangement Effective Time (calculated in accordance with the treasury-stock method) less Dissenting Shares, but for certainty excluding any shares issuable upon exercise of unvested Company Options.

(tt)	“Incentive Plan” means the SPAC 2026 Stock Incentive Plan in substantially the form attached to the Business Combination Agreement, with the number of shares of SPAC Class A Common Stock initially reserved for issuance under the Incentive Plan equal to fifteen percent (15%) of the total number of the shares of SPAC Class A Common Stock outstanding immediately following the Arrangement Effective Date (on a fully-diluted basis assuming the conversion of all securities convertible into shares of SPAC Class A Common Stock), which share reserve shall increase from time to time in accordance with the evergreen feature of the Incentive Plan.

(uu)	“Interim Order” means the interim order of the Court made in connection with the Arrangement under section 192 of the CBCA prescribing, among other things, the calling of the Company Shareholders Meeting, the classes of Persons entitled to vote and the procedural requirements for the Arrangement.

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(vv)	“In-The-Money Amount” means in respect of a Replacement Option, the amount, if any, by which the total fair market value of a share SPAC Class A Common Stock that a holder is entitled to acquire on exercise of the Replacement Option at and from the Effective Time exceeds the aggregate exercise price to acquire such share of SPAC Class A Common Stock.

(ww)	“Letter of Transmittal” means the letter of transmittal and election form for use by registered holders of Company Common Shares in the form accompanying the Company Information Circular, which for clarity, may be amended or revoked by a registered holder of Company Common Shares up to the Election Deadline.

(xx)	“Non-Elected Share” means a share of Company Common Shares other than an Elected Share.

(yy)	“Parties” means the Company and SPAC, and “Party” means either of them.

(zz)	“Plan of Arrangement” means this plan of arrangement under Section 192 of the CBCA, and any amendments or variations made in accordance with the Business Combination Agreement or Section 6.1, or made at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably.

(aaa)	“Replacement Option” means a Company Option exchanged for an option to purchase shares of SPAC Class A Common Stock under the Incentive Plan under the Plan of Arrangement.

(bbb)	“SPAC” means IB Acquisition Corp., a Delaware corporation.

(ccc)	“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share, from and after the Arrangement Effective Time.

(ddd)	“SPAC Per Share Consideration” means, with respect to each Non-Elected Share, that number of fully paid shares of SPAC Class A Common Stock equal to the Company Exchange Ratio, subject to adjustment as provided for in Section 5.5.

(eee)	“SPAC Special Voting Share” means the special voting share in the capital of SPAC, having substantially the rights, privileges, restrictions and conditions described in the Exchange Agreement and the SPAC Certificate of Designation attached to the Business Combination Agreement.

(fff)	“Support Agreement” means an agreement to be made among SPAC, CallCo and ExchangeCo substantially in the form and content of Appendix II to this Plan of Arrangement.

(ggg)	“Tax Act” means the Income Tax Act (Canada), as amended.

(hhh)	“Tax Election Package” means two copies of CRA form T2057 (or, if the Eligible Canadian Shareholder is a partnership, two copies of CRA form T2058) and two copies of any applicable equivalent provincial or territorial election form, which forms have been duly and properly completed in accordance with the rules contained in the Tax Act or the relevant provincial Law and executed by an Eligible Canadian Shareholder.

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In addition, words and phrases used herein and defined in the CBCA and not otherwise defined herein or in the Business Combination Agreement shall have the same meaning herein as in the CBCA unless the context otherwise clearly requires.

1.2	Headings and References

The division of this Plan of Arrangement into Articles and Sections, and the insertion of headings, are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, all references to an “Article” or “Section” followed by a number and/or letter refer to the specified Article or Section of this Plan of Arrangement.

1.3	Construction

In this Plan of Arrangement, unless context otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Plan of Arrangement; (iv) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (vi) the word “or” shall be disjunctive but not exclusive; and (vii) references to “written” or “in writing” include in electronic form.

1.4	Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal refer to the local time of the Company (being the time in Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6	Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

1.7	Currency

Unless otherwise stated, all references in this Plan of Arrangement to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

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Article 2

EFFECT OF THE ARRANGEMENT

2.1	Business Combination Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of, the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth in Section 3.1. This Plan of Arrangement constitutes an arrangement as referred to in Section 192 of the CBCA. If there is any conflict or inconsistency between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement regarding the Arrangement, the provisions of this Plan of Arrangement shall govern.

2.2	Filing of Articles of Arrangement

The Articles of Arrangement and the Certificate of Arrangement shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Company shall file the Articles of Arrangement with the Director on the Closing Date at a time mutually agreed by the Parties (and in any event no later than 5:00 p.m. Eastern Time on the Closing Date), unless another date is agreed to in writing by the Parties. The Company shall also send the Final Order and any other prescribed documents to the Director at the same time that it files the Articles of Arrangement with the Director. The Arrangement shall become effective at the Arrangement Effective Time. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective as of the Arrangement Effective Time and that each of the provisions of Section 3.1 has become effective in the sequence and at the times set out therein.

2.3	Binding Effect

Upon the issuance of the Certificate of Arrangement, the Arrangement will become effective at the Arrangement Effective Time and will be binding at and after the Arrangement Effective Time on the Company, SPAC, CallCo, ExchangeCo, the Company Shareholders (including, for the avoidance of doubt, the Dissenting Shareholders), the holders of Company Convertible Notes, the Company Optionholders, the Company Warrantholder and the Exchange Agent.

2.4	Effective Date and Time

The exchanges, transfers, issuances and cancellations provided for in Section 3.1 shall be deemed to occur on the Arrangement Effective Date at the time and in the order specified in Section 3.1, notwithstanding that certain of the procedures related thereto may not be completed until after the Arrangement Effective Time or Arrangement Effective Date.

2.5	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

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Article 3

ARRANGEMENT

3.1	The Arrangement

Commencing at the Arrangement Effective Time, except as otherwise noted, each of the steps set out below shall occur in the following sequence, in each case without any further authorization, act or formality on the part of any Person, with each step occurring one minute after the completion of the immediately preceding step, unless otherwise specified:

(a)	Each issued and outstanding Dissenting Share held by a Dissenting Shareholder described in Section 4.1(a) shall be, and shall be deemed to be, transferred by such holder to the Company for cancellation in consideration for a debt claim against SPAC equal to the amount provided for in Section 4.1, and upon such transfer:

(i)	each holder of such transferred Dissenting Share shall cease to be the holder thereof and to have any rights as a Company Shareholder in respect of such Dissenting Share other than the right to be paid by SPAC the amount provided for in Section 4.1 in accordance with this Plan of Arrangement; and

(ii)	each such transferred Dissenting Share shall be cancelled, and the holder of such transferred Dissenting Share shall be removed from the Company’s register of holders of Company Common Shares in respect of such Dissenting Share.

(b)	Each issued and outstanding Company Common Share (excluding, for the avoidance of doubt, any Company Common Shares that are Dissenting Shares and any Company Common Shares that are shares of treasury stock referred to in Section 2.10(b)(ii) of the Business Combination Agreement) that is an Elected Share shall be, and shall be deemed to be, transferred by the holder to ExchangeCo in consideration for the Exchangeable Per Share Consideration, and upon such transfer:

(i)	the holders of such transferred Elected Shares shall cease to be the holders thereof and to have any rights as a Company Shareholder in respect of their Elected Shares other than the right to be paid the Exchangeable Per Share Consideration for each of their Elected Shares in accordance with this Plan of Arrangement;

(ii)	the holders of such transferred Elected Shares shall be removed from the Company’s register of holders of Company Common Shares in respect of their Elected Shares; and

(iii)	ExchangeCo shall become the legal and beneficial holder of such transferred Elected Shares free and clear of all Liens, and shall be entered in the Company’s register of holders of Company Common Shares as the holder of such transferred Elected Shares.

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(c)	Concurrently with the step in Section 3.1(b), each issued and outstanding Company Common Share (excluding, for the avoidance of doubt, any Company Common Shares that are Dissenting Shares and any Company Common Shares that are shares of treasury stock referred to in Section 2.10(b)(ii) of the Business Combination Agreement) that is a Non-Elected Share shall be, and shall be deemed to be, transferred by the holder to SPAC in consideration for the SPAC Per Share Consideration, and upon such transfer:

(i)	the holders of such transferred Non-Elected Shares shall cease to be the holders thereof and to have any rights as a Company Shareholder in respect of such Non-Elected Shares other than the right to be paid the SPAC Per Share Consideration for each of their Non-Elected Shares in accordance with this Plan of Arrangement;

(ii)	the holders of such transferred Non-Elected Shares shall be removed from the Company’s register of holders of Company Common Shares in respect of such Non-Elected Shares; and

(iii)	SPAC shall become the legal and beneficial holder of such transferred Non-Elected Shares free and clear of all Liens, and shall be entered in the Company’s register of holders of Company Common Shares as the holder of such transferred Non-Elected Shares.

(d)	Concurrently with the step in Section 3.1(b), ExchangeCo shall add to the stated capital of the Exchangeable Shares issued pursuant to Section 3.1(b) an amount equal to: (i) the aggregate of the agreed amounts in all duly completed Tax Election Packages delivered to the Exchange Agent in accordance with Section 3.3(c); plus (ii) in the case of Exchangeable Shares issued pursuant to Section 3.1(b) in consideration for Elected Shares in respect of which no duly completed Tax Election Package is delivered to the Exchange Agent in accordance with Section 3.3(c), the aggregate value of such Elected Shares.

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(e)	Each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be exchanged for a Replacement Option to purchase from SPAC the number of shares of SPAC Class A Common Stock equal to the product of: (i) the number of Company Shares subject to the Company Option immediately before the Effective Time, and (ii) the Company Exchange Ratio, and rounded down to the nearest whole number of shares of SPAC Class A Common Stock. The exercise price per share of SPAC Class A Common Stock subject to any such Replacement Option shall be an amount equal to the quotient of: (A) the exercise price per Company Share under the exchanged Company Option immediately prior to the Effective Time divided by: (B) the Company Exchange Ratio, and rounded up to the nearest whole cent. Notwithstanding any of the foregoing, (i) the exchange of each Company Option for each Replacement Option, including application of the Company Exchange Ratio to the exercise price and number of shares of SPAC Class A Common Stock underlying such Replacement Option (as applicable), shall be effected by the SPAC in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder; and (ii) in respect only of holders of Replacement Options whom are resident in Canada (within the meaning of the Tax Act) or who received their Replacement Options in respect of the performance of duties of an office or employment in Canada (for the purposes of the Tax Act), it is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Company Option for a Replacement Option. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option will be adjusted such that the In-The-Money Amount of the Replacement Option immediately after the exchange does not exceed the In-The-Money Amount of the Company Option immediately before the exchange. Except as set out above, all terms and conditions of a Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Option for which it was exchanged, and any document evidencing a Company Option shall thereafter evidence and be deemed to evidence such Replacement Option.

(f)	The Company Warrant shall cease to represent a warrant or other right to acquire Company Common Shares and shall be exchanged for a number of shares of SPAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of:

(i)	the number of Company Common Shares equal to the value of the Company Warrant immediately prior to the Arrangement Effective Time, being the number computed using the formula X = (Y(A-B))/A, where:

(1)	X = the number of Company Common Shares;

(2)	Y = the aggregate number of Company Common Shares into which the Company Warrant may be exercised;

(3)	A = the fair market value of one Company Common Share (as determined by the Board of Directors of the Company); and

(4)	B = the exercise price per Company Common Share pursuant to the terms of the Company Warrant; and

(ii)	the Company Exchange Ratio.

(g)	All of the Company Common Shares held by SPAC (including, for the avoidance of doubt, the Company Common Shares transferred to SPAC pursuant to Section 3.1(c)) shall be, and shall be deemed to be, transferred to CallCo in exchange for the issuance by CallCo to SPAC of 100 CallCo Common Shares, and upon such transfer:

(i)	SPAC shall be removed from the Company’s register of holders of such Company Common Shares;

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(ii)	CallCo shall be entered in the Company’s register of holders of Company Common Shares in respect of the Company Common Shares transferred to it pursuant to this Section 3.1(g); and

(iii)	there shall be added to the stated capital account maintained by CallCo in respect of the CallCo Common Shares, in respect of the CallCo Common Shares issued pursuant to this Section 3.1(g) an amount equal to the aggregate stated capital of the Company Common Shares exchanged pursuant to this Section 3.1(g) as of immediately prior to such exchange.

(h)	All of the Company Common Shares held by CallCo (including, for the avoidance of doubt, the Company Common Shares transferred to CallCo pursuant to Section 3.1(g)) shall be, and shall be deemed to be, transferred to ExchangeCo in exchange for the issuance by ExchangeCo to CallCo of 100 ExchangeCo Common Shares, and upon such transfer:

(i)	CallCo shall be removed from the Company’s register of holders of such Company Common Shares;

(ii)	ExchangeCo shall be entered in the Company’s register of holders of Company Common Shares in respect of the Company Common Shares transferred to it pursuant to this Section 3.1(h); and

(iii)	there shall be added to the stated capital account maintained by ExchangeCo in respect of the ExchangeCo Common Shares, in respect of the ExchangeCo Common Shares issued pursuant to this Section 3.1(h) an amount equal to the fair market value of the Company Common Shares exchanged pursuant to this Section 3.1(h) as of immediately prior to such exchange.

(i)	SPAC, ExchangeCo and CallCo shall execute the Support Agreement and SPAC, ExchangeCo and the Agent shall execute the Exchange Agreement and SPAC shall issue to and deposit with the Agent the SPAC Special Voting Share in consideration of the payment to SPAC by the Company on behalf of the Company Shareholders of one dollar ($1.00), to be thereafter held of record by the Agent as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Exchange Agreement. All rights of holders of Exchangeable Shares under the Exchange Agreement shall be received by them as part of the property receivable by them under Section 3.1(b) in exchange for the Elected Shares for which they were exchanged. From the Effective Time CallCo shall hold and have the benefit of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, and which rights are incorporated herein as they exist in the Exchangeable Share Provisions at the Effective Time.

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(j)	At the Effective Time, each Company Shareholder shall become entitled, without any further act or formality, to receive Earnout Shares in accordance with Section 2.14 of the Business Combination Agreement and the Earnout Payment Schedule, which Earnout Shares shall vest, be issuable (as SPAC Class A Common Stock or Exchangeable Shares, at the election of an Eligible Canadian Shareholder) and become payable only upon the achievement of the applicable earnout milestones set forth therein. The Earnout Shares shall constitute a contractual, contingent right personal to the Company Shareholders as of the Effective Time, and such entitlement shall not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of, voluntarily or involuntarily, in whole or in part, except as expressly permitted under the Business Combination Agreement. For greater certainty, prior to actual issuance, the Earnout Shares and the rights associated therewith shall not be certificated, and shall not confer any shareholder, voting or economic rights in respect of SPAC.

(k)	Each holder of Company Common Shares, Company Options, Company Convertible Note(s) or the Company Warrant outstanding immediately prior to the Arrangement Effective Time, with respect to any step set out above effecting the surrender, exchange or transfer of Company Common Shares, Company Options, Company Convertible Note(s) or the Company Warrant shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all affected Company Common Shares, Company Options, Company Convertible Note(s) or the Company Warrant in accordance with such step.

(l)	Other than as set out above in this Section 3.1, all rights of any Person, other than SPAC or ExchangeCo, in respect of the Company Common Shares, Company Options, Company Convertible Note(s) and the Company Warrant shall be extinguished.

3.2	Election to Receive Exchangeable Shares

(a)	A registered holder of Company Common Shares that is an Eligible Canadian Shareholder (but excluding any Dissenting Shareholder) may elect, with respect to the Company Common Shares held by such holder immediately before the Arrangement Effective Time, to receive the Exchangeable Per Share Consideration for each such share of Company Common Shares (the “Exchangeable Share Election”). Any such Eligible Canadian Shareholder who makes a valid Exchangeable Share Election in accordance with this Section 3.2 shall, upon consummation of the Arrangement, be entitled to receive, in accordance with Section 3.1(c), the Exchangeable Per Share Consideration for each of their Company Common Shares in respect of which the election is made. The Exchangeable Share Election will not be available to Company Shareholders that are not Eligible Canadian Shareholders.

(b)	In order to make the Exchangeable Share Election, a registered holder of Company Common Shares that is an Eligible Canadian Shareholder must deposit with the Exchange Agent, prior to the Election Deadline (or such other date prior to the Arrangement Effective Date as may be agreed to in writing by SPAC and the Company in their sole discretion), (i) a duly completed Letter of Transmittal indicating that the holder is making the Exchangeable Share Election, (ii) any certificates or DRS Advice representing such holder’s Company Common Shares, and (iii) such other information, documents and instruments as the Exchange Agent may reasonably require. The Company shall provide not less than ten (10) days’ notice of the Election Deadline to registered Company Shareholders by mailing notice thereof to each Company Shareholder registered on the records of the Company on the record date for the determination of Company Shareholders entitled to receive notice of the Company Shareholders Meeting determined in accordance with the CBCA.

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(c)	A registered holder of Company Common Shares (including, for greater certainty, a registered holder who fails to validly exercise Dissent Rights) that is an Eligible Canadian Shareholder who does not deposit with the Exchange Agent a duly completed Letter of Transmittal prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 3.2 or the Letter of Transmittal in respect of the Exchangeable Share Election, will be treated for all purposes of this Plan of Arrangement as not having made the Exchangeable Share Election, and will not be entitled to receive the Exchangeable Per Share Consideration and will instead only be entitled to receive the SPAC Per Share Consideration in accordance with Section 3.1(c) in respect of each of such holder’s Company Common Shares.

3.3	Canadian Income Tax Elections

(a)	Company Shareholders who are Eligible Canadian Shareholders and who make a valid Exchangeable Share Election and receive Exchangeable Shares for their Company Common Shares pursuant to Section 3.1(c) will be entitled to make a joint income tax election with ExchangeCo pursuant to subsection 85(1) of the Tax Act (or, if the Eligible Canadian Shareholder is a partnership, subsection 85(2) of the Tax Act) (and in each case, where applicable, the analogous provisions of provincial income tax Law) with respect to the transfer of their Company Common Shares to ExchangeCo (the “Canadian Tax Election”), in accordance with the provisions of this Section 3.3.

(b)	Upon receipt of the Letter of Transmittal and Exchangeable Share Election in which an Eligible Holder has indicated that the Eligible Holder intends to make a Section 85 Election, SPAC will promptly deliver a tax instruction letter (and a tax instruction letter for the equivalent provincial election, if applicable), together with the relevant tax election forms (including the provincial tax election forms, if applicable) to the Eligible Canadian Shareholder.

(c)	In order to make the Canadian Tax Election, an Eligible Canadian Shareholder whose Company Common Shares are exchanged for Exchangeable Shares pursuant to Section 3.1(c) must deliver to the Exchange Agent, not later than sixty (60) days following the Arrangement Effective Date, a duly completed Tax Election Package, which shall include details of the number of Company Common Shares transferred and the applicable agreed amount(s) at which the transfer shall be deemed to occur for Canadian federal (and/or provincial, as applicable) income tax purposes. Such agreed amount(s) shall be determined by the Eligible Canadian Shareholder making the election in such shareholder’s sole discretion (subject, in each case, to the limitations contained in Section 85 of the Tax Act and/or applicable provincial income or corporate tax Law).

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(d)	Upon receipt by the Exchange Agent of a duly completed Tax Election Package in accordance with Section 3.3(c) from an Eligible Canadian Shareholder whose Company Common Shares are exchanged for Exchangeable Shares pursuant to Section 3.1(b), ExchangeCo shall sign the relevant form(s) contained in such Tax Election Package and return one copy of such signed form(s) to the Eligible Canadian Shareholder not later than ninety (90) days after the receipt of such Tax Election Package by the Exchange Agent. For the avoidance of doubt, ExchangeCo will not, and will not be required to, file any such form(s) with the Canada Revenue Agency (and/or any applicable provincial taxing Governmental Authority), and instead it will be the sole responsibility of the Eligible Canadian Shareholder seeking to make the Canadian Tax Election to file any such completed form(s) with the Canada Revenue Agency (and/or any applicable provincial taxing Governmental Authority) within the time limits prescribed under the Tax Act (and/or any applicable provincial tax Law).

(e)	Apart from ExchangeCo signing and returning to an Eligible Canadian Shareholder, in accordance with Section 3.3(d), one copy of the election form(s) contained in a duly completed Tax Election Package delivered by the Eligible Canadian Shareholder to the Exchange Agent that complies with the provisions of Section 3.3(c), ExchangeCo shall have no further obligation or liability whatsoever to any Company Shareholder with respect to the making of any Canadian Tax Election. Without limiting the generality of the foregoing sentence, ExchangeCo will not be responsible for the proper or accurate completion of the Tax Election Package or to check or verify the content of any election form, and ExchangeCo will not be responsible for any taxes, interest or penalties or any other costs or damages resulting from the failure by a Company Shareholder to properly and accurately complete or file the necessary election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial tax Law). In its sole discretion, ExchangeCo may choose to sign and return Tax Election Packages received more than sixty (60) days following the Arrangement Effective Date, but ExchangeCo will have no obligation to do so.

(f)	At the request of an Eligible Canadian Shareholder who previously made a valid Exchangeable Share Election with respect to its Company Common Shares, SPAC will execute a Canadian Tax Election with respect to any Earnout Shares that such Eligible Canadian Shareholder elects to receive as Exchangeable Shares. The agreed amount(s) in such Canadian Tax Election shall be determined by the Eligible Canadian Shareholder making the election in such shareholder’s sole discretion (subject, in each case, to the limitations contained in Section 85 of the Tax Act and/or applicable provincial income or corporate tax Law).

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Article 4

DISSENT RIGHTS

4.1	Rights of Dissent

A registered holder of Company Common Shares (on behalf of itself or on behalf of one or more beneficial holders of Company Common Shares) may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order and this Section 4.1; provided that, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Company Shareholders Meeting (as it may be adjourned or postponed from time to time). The Dissenting Shares held by a Dissenting Shareholder shall be cancelled as provided in Section 3.1, and if such Dissenting Shareholder:

(a)	is ultimately entitled to be paid fair value for such Dissenting Shares, they shall be entitled to be paid the fair value of such Dissenting Shares by the Company, with SPAC funding or making such payment on the Company’s behalf pursuant to this Plan of Arrangement, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement if such holder had not exercised their Dissent Rights in respect of such Company Common Shares; or

(b)	is ultimately not entitled, for any reason, to be paid fair value for such Dissenting Shares, shall be treated as having participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights and who has not made an Exchangeable Share Election.

The fair value of the Dissenting Shares for the purpose of Dissent Rights described in this Section 4.1 shall be determined as of the close of business on the last Business Day before the day on which the Arrangement Resolution is approved by the Company Shareholders.

4.2	Recognition of Dissenting Shareholders

In no circumstances shall SPAC, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such person is the registered holder of those Company Common Shares in respect of which such rights are sought to be exercised. For greater certainty, in no case shall SPAC, the Company or any other Person be required to recognize Dissenting Shareholders as holders of Company Common Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfers to SPAC in Section 3.1(a) or Section 3.1(c), and the names of such Dissenting Shareholders shall be removed from the registers of holders of Company Common Shares in respect of such Dissenting Shares at the time of such steps. In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Company Optionholders who do not exercise their Company Options prior to the Arrangement Effective Time; (ii) the Company Warrantholder who does not exercise the Company Warrant prior to the Arrangement Effective Time; and (iii) Company Shareholders who vote or have instructed a proxyholder to vote such Company Common Shares in favor of the Arrangement Resolution (but only in respect of such Company Common Shares).

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Article 5

DELIVERY OF SHARE CONSIDERATION

5.1	Delivery of Share Consideration

Subject to the provisions of this Article 5:

(a)	upon delivery to the Exchange Agent of a properly completed Letter of Transmittal by a registered Company Shareholder together with any certificate(s) or a DRS Advice representing one or more Company Common Shares that such Company Shareholder held immediately before the Arrangement Effective Time, together with such additional documents and instruments as the Exchange Agent may reasonably require, the Company Shareholder shall be entitled to receive, for each such share of Company Common Shares, the Exchangeable Per Share Consideration or SPAC Per Share Consideration, as applicable, that it is entitled to receive pursuant to Section 3.1 in exchange therefor, and the Exchange Agent shall deliver to such holder, following the Arrangement Effective Time, certificate(s) or DRS Advice recorded on a book-entry basis representing the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration that such holder is entitled to receive pursuant to Section 3.1;

(b)	after the Arrangement Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a), each certificate or DRS Advice that immediately prior to the Arrangement Effective Time represented one or more Company Common Shares shall be deemed at all times to represent only the right to receive in exchange therefor the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration that the holder of such certificate or DRS Advice is entitled to receive pursuant to Section 3.1; and

(c)	for greater certainty, none of the Company Shareholders, the Company Optionholders or the Company Warrantholder shall be entitled to receive any consideration with respect to their Company securities other than the consideration such holder is entitled to receive in accordance with Section 3.1, and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

5.2	Dividends and Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to Exchangeable Shares or SPAC Class A Common Stock, in each case with a record date on or after the Arrangement Effective Date, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Arrangement Effective Time represented outstanding Company Common Shares, unless and until such Person shall have complied with the provisions of Section 5.1 or Section 5.3. Subject to applicable Law, and subject to Section 5.4 and Section 5.8, at the time of such surrender of any such certificate or DRS Advice (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to such Person, without interest: (i) the amount of dividends or other distributions with a record date on or after the Arrangement Effective Date theretofore paid with respect to the Exchangeable Share or shares of SPAC Class A Common Stock, as the case may be, to which such Person is entitled pursuant hereto, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Arrangement Effective Date but prior to surrender and a payment date subsequent to the date of such compliance and payable with respect to such Exchangeable Shares or SPAC Class A Common Stock, as the case may be.

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5.3	Loss of Certificates

In the event any certificate which immediately prior to the Arrangement Effective Time represented one or more issued and outstanding Company Common Shares that were transferred or exchanged pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the certificates or DRS Advices representing the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration (and any dividends or distributions with respect thereto) to which such holder is entitled to in accordance with Section 3.1 and this Article 5. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the certificates or DRS Advices representing such Exchangeable Per Share Consideration or SPAC Per Share Consideration are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Company, SPAC, ExchangeCo and their respective transfer agents in such amount as the Company, SPAC or ExchangeCo may direct (each acting reasonably) or otherwise indemnify the Company, SPAC and ExchangeCo in a manner satisfactory to the Company, SPAC and ExchangeCo (each acting reasonably) against any claim that may be made against the Company, SPAC or ExchangeCo with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4	Extinction of Rights

Any certificate or DRS Advice formerly representing Company Common Shares not duly surrendered on or before the sixth (6th) anniversary of the Arrangement Effective Date shall cease to represent a claim by or interest of any former holder of Company Common Shares of any kind or nature against or in the Company, SPAC or ExchangeCo, and shall be deemed to have been surrendered to the Company and shall be cancelled. For greater certainty, on such date, any Exchangeable Per Share Consideration to which such former holder was entitled shall be deemed to have been surrendered to ExchangeCo, and any SPAC Per Share Consideration to which such former holder was entitled shall be deemed to have been surrendered to SPAC. None of the Company, SPAC, CallCo or ExchangeCo, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited in accordance with the foregoing or delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

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5.5	Adjustments

The SPAC Per Share Consideration and the Exchangeable Per Share Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into SPAC Class A Common Stock or Company Common Shares, other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to SPAC Class A Common Stock or Company Common Shares occurring after the date of the Business Combination Agreement and prior to the Arrangement Effective Time.

5.6	Fractional Shares

In no event shall any holder of Company Common Shares, based upon such holder’s aggregate entitlement to Company Common Shares, be entitled to a fractional share of SPAC Class A Common Stock or a fractional Exchangeable Share. Where the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration to be issued or delivered to a former Company Shareholder under the Arrangement would result in a fraction of an Exchangeable Share or SPAC Class A Common Stock being issuable or deliverable, the number of such shares to be received by such Company Shareholder shall be rounded down to the nearest whole number, without payment in lieu of such fractional shares.

5.7	Effective Time Procedures

Following the receipt of the Final Order and prior to the Arrangement Effective Date, SPAC shall deliver or cause to be delivered to the Exchange Agent the SPAC Class A Common Stock and Exchangeable Shares required to be issued to Company Shareholders in accordance with the provisions of Section 3.1, which shares shall be held by the Exchange Agent as agent and nominee for such Company Shareholders for delivery to such Company Shareholders in accordance with the provisions of this Article 5.

5.8	Withholding Rights

The Company, SPAC, ExchangeCo, CallCo and the Exchange Agent shall be entitled to deduct and withhold from amounts payable to any holder of Company Common Shares, Company Options, Company Convertible Note(s), Company Warrants, any shares of SPAC capital stock (including SPAC Class A Common Stock) or Exchangeable Shares under this Plan of Arrangement such amounts as is required to be deducted and withheld with respect to such payment under the Tax Act, the Code or any other applicable Law. To the extent that amounts are so deducted and withheld, or the recipient of the payment otherwise remits to the applicable payer amounts on account of Taxes required to be deducted and withheld, such deducted and withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such deducted and withheld amounts, or amounts on account of same, are actually remitted to the applicable Governmental Authority. To the extent that the amount so required to be deducted and withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, unless otherwise provided in this Plan of Arrangement, the Company, SPAC, ExchangeCo, CallCo, and the Exchange Agent are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to the Company, SPAC, ExchangeCo, CallCo, and the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and the Company, SPAC, ExchangeCo, CallCo, and the Exchange Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale. None of the Company, SPAC, ExchangeCo, CallCo or the Exchange Agent will be liable for any loss arising out of any sale or disposal of the SPAC Class A Common Stock or Exchangeable Shares, including any loss relating to the manner or timing of such sale or disposal, or the prices at which such shares are sold or otherwise disposed of.

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5.9	International Securities Laws Exemptions

Notwithstanding any provision herein or in the Letter of Transmittal to the contrary, to the extent that any SPAC Share Consideration is to be issued to a Person resident in, or otherwise subject to the applicable securities Laws of, a jurisdiction other than the United States or Canada in respect of which the applicable securities Laws of such jurisdiction would require SPAC to file a registration statement, prospectus or offering memorandum, or otherwise take any such steps to be registered by or comply with the securities Laws of such jurisdiction in order to issue the SPAC Share Consideration, SPAC may, in its sole discretion, direct the Exchange Agent to, promptly on or following the Arrangement Effective Date, effect the orderly sale in the market of such SPAC Share Consideration and remit the proceeds thereof (less any commissions or fees payable in respect of such sale) to such Persons in full satisfaction of SPAC’s obligation to pay the SPAC Share Consideration.

Article 6

AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time with the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the Company Shareholders Meeting, approved by the Court and communicated to the Company Shareholders if and as required by the Court.

(b)	Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, with the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), at any time before or at the Company Shareholders Meeting with or without any other prior notice or communication to the Company Shareholders and, if so proposed and accepted by the Persons voting at the Company Shareholders Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting shall be effective only if (i) it is consented to in writing by the Company and SPAC (such consent not to be unreasonably withheld, conditioned or delayed), and (ii) if required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

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(d)	Subject to applicable Law, any amendment, modification or supplement to this Plan of Arrangement may be made after the Arrangement Effective Date unilaterally by SPAC, provided it concerns a matter that, in the reasonable opinion of SPAC and the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Company Shareholder.

Article 7

TERMINATION

This Plan of Arrangement may be withdrawn prior to the Arrangement Effective Time in accordance with the terms of the Business Combination Agreement. Upon the termination of this Plan of Arrangement, which shall occur concurrently with the termination of the Business Combination Agreement pursuant to Section 9.1 of the Business Combination Agreement, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Business Combination Agreement.

Article 8

FURTHER ASSURANCES

8.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Business Combination Agreement will, subject to the terms and conditions of the Business Combination Agreement, make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

8.2	Paramountcy

From and after the Arrangement Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of the Company issued prior to the Arrangement Effective Time;

(b)	the rights and obligations of the holders of the securities of the Company and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c)	all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of the Company shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

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8.3	Notice

(a)	Any notice required to be given by a Party to the Company Shareholders pursuant to this Plan of Arrangement or in connection with the Arrangement (including pursuant to the Letter of Transmittal) will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the Company Shareholders at their addresses as shown on the applicable register of such holders maintained by the Company and will be deemed to have been received on the first day following the date of mailing that is a Business Day.

(b)	The provisions of this Plan of Arrangement, the Business Combination Agreement and the Letter of Transmittal apply notwithstanding any accidental omission to give notice to any one or more of the Company Shareholders and notwithstanding any interruption of mail services in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service following mailing, the Parties shall make reasonable efforts to disseminate any notice by other means, such as publication.

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APPENDIX I: EXCHANGEABLE SHARE PROVISIONS

[***]

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APPENDIX II: SUPPORT AGREEMENT

[***]

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APPENDIX III: EXCHANGE AGREEMENT

[***]

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